                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                        UNDER THE SECURITIES EXCHANGE ACT
                                     OF 1934
                                (AMENDMENT NO. 4)

                             AMKOR TECHNOLOGY, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (Title of class of securities)

                                    031652100
                                 (CUSIP Number)

                                October 27, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         /__/     Rule 13d-1(b)
         /__/     Rule 13d-1(c)
         /X/      Rule 13d-1(d)

The  remainder  of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 ("Act") or otherwise  subject to the liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

1.       NAME OF REPORTING PERSON
         The Group composed of the following persons:
                  1.       James J. Kim
                  2.       Agnes C. Kim
                  3.       David D. Kim, as Trustee
                  4.       Susan Y. Kim, as Trustee
                  5.       John T. Kim, as Trustee
                  6.       David D. Kim Trust of 12/31/87
                  7.       John T. Kim Trust of 12/31/87
                  8.       Susan Y. Kim Trust of 12/31/87
                  9.       Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Alexandra Panichello
                  10.      Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Jacqueline Panichello
                  11.      Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Dylan Panichello
                  12.      The James and Agnes Kim Foundation, Inc.
                  13.      Irrevocable Deed of Trust of James J. Kim for
                           Jacqueline Mary Panichello - 10/3/94
                  14.      Irrevocable Deed of Trust of James J. Kim for
                           Alexandra Kim Panichello - 12/24/92
                  15.      Irrevocable Deed of Trust of James J. Kim for Dylan
                           James Panichello - 10/15/01
                  16.      Irrevocable Deed of Trust of James J. Kim for Allyson
                           Lee Kim - 10/15/01
                  17.      Irrevocable Deed of Trust of James J. Kim for Jason
                           Lee Kim - 11/17/03
                  18.      John T. Kim Trust dated 10/27/04 for the benefit of
                           Allyson Lee Kim and Jason Lee Kim

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /__/              (b)     /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Not applicable; not organized

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  73,717,677 shares, or 41.8% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  73,717,677 shares, or 41.8% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         73,717,677 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         41.8% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         James J. Kim

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  21,686,186 shares, or 12.3% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  21,686,186 shares, or 12.3% the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,686,186 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         12.3% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         Agnes C. Kim

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  8,319,939 shares, or 4.7% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  8,319,939 shares, or 4.7% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,319,939 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.7% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         David D. Kim, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  14,457,344 shares, or 8.2% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  14,457,344 shares, or 8.2% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,457,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.2% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         Susan Y. Kim, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  6,257,344 shares, or 3.6% of the common stock outstanding

         6.       SHARED VOTING POWER
                  8,750,000 shares, or 5.0% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  6,257,344 shares, or 3.6% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  8,750,000 shares, or 5.0% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,007,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.6% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         John T. Kim, as Trustee

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  13,957,344 shares, or 7.9% of the common stock outstanding

         6.       SHARED VOTING POWER
                  8,750,000 shares, or 5.0% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  13,957,344 shares, or 7.9% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  8,750,000 shares, or 5.0% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         22,707,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         12.9% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (IN)

1.       NAME OF REPORTING PERSON
         David D. Kim Trust of 12/31/87

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  14,457,344 shares, or 8.2% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  14,457,344 shares, or 8.2% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,457,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.2% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         John T. Kim Trust of 12/31/87

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  13,957,344 shares, or 7.9% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  13,957,344 shares, or 7.9% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         13,957,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.9% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Susan Y. Kim Trust of 12/31/87

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  6,257,344 shares, or 3.6% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not Applicable

         7.       SOLE DISPOSITIVE POWER
                  6,257,344 shares, or 3.6% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not Applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,257,344 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.6% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Trust of Susan Y. Kim dated 4/16/98 for the benefit of Alexandra
         Panichello

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  2,733,334 shares, or 1.6% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  2,733,334 shares, or 1.6% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,733,334 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.6% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Trust of Susan Y. Kim dated 4/16/98 for the benefit of Jacqueline
         Panichello

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  2,733,333 shares, or 1.6% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  2,733,333 shares, or 1.6% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,733,333 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.6% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Trust of Susan Y. Kim dated 4/16/98 for the benefit of Dylan Panichello

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  2,733,333 shares, or 1.6% of the common stock outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  2,733,333 shares, or 1.6% of the common stock outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,733,333 shares of common stock

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.6% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         The James and Agnes Kim Foundation, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  289,520 shares, or .20% of the common stock outstanding

         6.       SHARED VOTING POWER
                  Not applicable

         7.       SOLE DISPOSITIVE POWER
                  289,520 shares, or .20% of the common stock outstanding

         8.       SHARED DISPOSITIVE POWER
                  Not applicable

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         289,520 shares of the common stock outstanding

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .20% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (CO)

1.       NAME OF REPORTING PERSON
         Irrevocable Deed of Trust of James J. Kim for Jacqueline Mary
         Panichello - 10/3/94

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  10,000 shares, or less than 0.10% of the common stock
                  outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  10,000 shares, or less than 0.10% of the common stock
                  outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000 shares of the common stock outstanding

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 0.10% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Irrevocable Deed of Trust of James J. Kim for Alexandra Kim Panichello
         - 12/24/92

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  10,000 shares, or less than 0.10% of the common stock
                  outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  10,000 shares, or less than 0.10% of the common stock
                  outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000 shares of the common stock outstanding

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 0.10% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Irrevocable Deed of Trust of James J. Kim for Dylan James Panichello -
         10/15/01

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  10,000 shares, or less than 0.10% of the common stock
                  outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  10,000 shares, or less than 0.10% of the common stock
                  outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000 shares of the common stock outstanding

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 0.10% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Irrevocable Deed of Trust of James J. Kim for Allyson Lee Kim -
         10/15/01

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  10,000 shares, or less than 0.10% of the common stock
                  outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  10,000 shares, or less than 0.10% of the common stock
                  outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000 shares of the common stock outstanding

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 0.10% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         Irrevocable Deed of Trust of James J. Kim for Jason Lee Kim - 11/17/03

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  10,000 shares, or less than 0.10% of the common stock
                  outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  10,000 shares, or less than 0.10% of the common stock
                  outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000 shares of the common stock outstanding

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 0.10% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

1.       NAME OF REPORTING PERSON
         John T. Kim Trust dated 10/27/04 for the benefit of Allyson Lee Kim and Jason Lee Kim

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)      /X/      (b)      /__/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Organized in Commonwealth of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER
                  Not Applicable

         6.       SHARED VOTING POWER
                  500,000 shares, or less than 0.30% of the common stock
                  outstanding

         7.       SOLE DISPOSITIVE POWER
                  Not Applicable

         8.       SHARED DISPOSITIVE POWER
                  500,000 shares, or less than 0.30% of the common stock
                  outstanding

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500,000 shares of the common stock outstanding

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /__/

11.      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         Less than 0.30% of the common stock outstanding

12.      TYPE OF REPORTING PERSON
         (OO)

ITEM 1.  (a)      Name of Issuer
                           Amkor Technology, Inc.

                  (b)      Address of Issuer's Principal Executive Offices
                           1345 Enterprise Drive, West Chester, PA  19380

ITEM 2.  (a)      Name of Person Filing
                           The following persons and the Group composed of the
                           following persons:
                           1.       James J. Kim
                           2.       Agnes C. Kim
                           3.       David D. Kim, as Trustee
                           4.       Susan Y. Kim, as Trustee
                           5.       John T. Kim, as Trustee
                           6.       David D. Kim Trust of 12/31/87
                           7.       John T. Kim Trust of 12/31/87
                           8.       Susan Y. Kim Trust of 12/31/87
                           9.       Trust of Susan Y. Kim dated 4/16/98 for the
                                    benefit of Alexandra Panichello
                           10.      Trust of Susan Y. Kim dated 4/16/98 for the
                                    benefit of Jacqueline Panichello
                           11.      Trust of Susan Y. Kim dated 4/16/98 for the
                                    benefit of Dylan Panichello
                           12.      The James and Agnes Kim Foundation, Inc.
                           13.      Irrevocable Deed of Trust of James J. Kim
                                    for Jacqueline Mary Panichello - 10/3/94
                           14.      Irrevocable Deed of Trust of James J. Kim
                                    for Alexandra Kim Panichello - 12/24/92
                           15.      Irrevocable Deed of Trust of James J. Kim
                                    for Dylan James Panichello - 10/15/01
                           16.      Irrevocable Deed of Trust of James J. Kim
                                    for Allyson Lee Kim - 10/15/01
                           17.      Irrevocable Deed of Trust of James J. Kim
                                    for Jason Lee Kim - 11/17/03
                           18.      John T. Kim Trust dated 10/27/04 for the
                                    benefit of Allyson Lee Kim and Jason Lee Kim

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           For each reporting person:  1345 Enterprise Drive
                                                       West Chester, PA  19380

                  (c)      Citizenship
                           Not Applicable

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           James J. Kim

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Citizenship:  United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value, $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           Agnes C. Kim

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Citizenship:  United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           David D. Kim, as Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Citizenship:  United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           Susan Y. Kim, as Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Citizenship:  United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           John T. Kim, as Trustee

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Citizenship:  United States Citizen

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           David D. Kim Trust of 12/31/87

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           John T. Kim Trust of 12/31/87

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           Susan Y. Kim Trust of 12/31/87

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Alexandra Panichello

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Jacqueline Panichello

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           Trust of Susan Y. Kim dated 4/16/98 for the benefit
                           of Dylan Panichello

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           The James and Agnes Kim Foundation, Inc.

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           Irrevocable Deed of Trust of James J. Kim for
                           Jacqueline Mary Panichello - 10/3/94

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           Irrevocable Deed of Trust of James J. Kim for
                           Alexandra Kim Panichello - 12/24/92

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           Irrevocable Deed of Trust of James J. Kim for Dylan
                           James Panichello - 10/15/01

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           Irrevocable Deed of Trust of James J. Kim for
                           Allyson Lee Kim - 10/15/01

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           Irrevocable Deed of Trust of James J. Kim for Jason
                           Lee Kim - 11/17/03

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 2.  (a)      Name of Person Filing
                           John T. Kim Trust dated 10/27/04 for the benefit of
                           Allyson Lee Kim and Jason Lee Kim

                  (b)      Address of Principal Business Office, or if none,
                           Residence
                           1345 Enterprise Drive, West Chester, PA  19380

                  (c)      Organization
                           Organized in the Commonwealth of Pennsylvania

                  (d)      Title of Class of Securities
                           Common Stock, par value $.001 per share

                  (e)      CUSIP Number:  031652100

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP
         1.       (a)      Amount Beneficially Owned
                           For each reporting person, see response to Row 9 on
                           cover page

                  (b)      Percent of Class
                           For each reporting person, see response to Row 11 on
                           cover page

                  (c)      Number of shares as to which such person has:
                           (i)     Sole power to vote or to direct the vote:
                                   For each reporting person, see response to
                                   Row 5 on cover page

                           (ii)    Shared power to vote or to direct the vote:
                                   For each reporting person, see response to
                                   Row 6 on cover page

                           (iii)   Sole power to dispose or to direct the
                                   disposition of:
                                   For each reporting person, see response to
                                   Row 7 on cover page

                           (iv)    Shared power to dispose or to direct the
                                   disposition of:
                                   For each reporting person, see response to
                                   Row 8 on cover page

Each reperson states that the filing of this statement on Schedule 13G shall not be construed as an admission that such reporting  person is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial  owner of the shares of common stock  reported as  beneficially  owned by the other  reporting  persons in this statement on Schedule 13G.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                  Not Applicable

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY
                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  See Exhibit A, attached hereto.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP
                  Not Applicable

ITEM 10. CERTIFICATION

This  statement  on Schedule  13G is filed on behalf of each of the  undersigned
Persons and the Group.  After reasonable inquiry and to the best of my knowledge and belief,  each of the undersigned  persons certifies that the information set forth  in  this  statement  is  true,  complete  and  correct  in so  far as the information pertains to the undersigned.

/s/ James J. Kim*                                            February 14, 2005
James J. Kim

/s/ Agnes C. Kim*                                            February 14, 2005
Agnes C. Kim

/s/ David D. Kim*                                            February 14, 2005
David D. Kim, as Trustee

/s/ Susan Y. Kim*                                            February 14, 2005
Susan Y. Kim, as Trustee

/s/ John T. Kim*                                             February 14, 2005
John T. Kim, as Trustee

David D. Kim Trust of 12/31/87                               February 14, 2005
By:  /s/ David D. Kim*
David D. Kim, as Trustee

John T. Kim Trust of 12/31/87                                February 14, 2005
By:  /s/ John T. Kim*
John T. Kim, as Trustee

Susan Y. Kim Trust of 12/31/87                               February 14, 2005
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98                          February 14, 2005
for the benefit of Alexandra Panichello
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98                          February 14, 2005
for the benefit of Jacqueline Panichello
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98                          February 14, 2005
for the benefit of Dylan Panichello
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

The James and Agnes Kim Foundation, Inc.                     February 14, 2005
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Secretary

Irrevocable Deed of Trust of James J. Kim                    February 14, 2005
for Jacqueline Mary Panichello - 10/3/94
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Irrevocable Deed of Trust of James J. Kim                    February 14, 2005
for Alexandra Kim Panichello - 12/24/92
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Irrevocable Deed of Trust of James J. Kim                    February 14, 2005
for Dylan James Panichello - 10/15/01
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Irrevocable Deed of Trust of James J. Kim                    February 14, 2005
for Allyson Lee Kim - 10/15/01
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Irrevocable Deed of Trust of James J. Kim                    February 14, 2005
for Jason Lee Kim - 11/17/03
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

John T. Kim Trust dated 10/27/04                             February 14, 2005
for the benefit of Allyson Lee Kim and Jason Lee Kim
By: /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

*    /s/ Memma S. Kilgannon                                  February 14, 2005
     Memma S. Kilgannon, as attorney-in-fact for each
     reporting person indicated, pursuant to
     powers-of-attorney previously filed with the U.S.
     Securities and Exchange Commission or filed with the
     U.S. Securities and Exchange Commission with this
     filing.

                                    EXHIBIT A

This Agreement made by the undersigned  persons  certifies that each undersigned person  agrees that the  statement  on Schedule  13G to which this  Exhibit A is attached  is filed on  behalf of each of them and the  Group.  The  "Group"  (as defined in Rule 13d-5(b) may be deemed to be composed of the following persons:

                  James J. Kim
                  Agnes C. Kim
                  David D. Kim, as Trustee
                  Susan Y. Kim, as Trustee
                  John T. Kim, as Trustee
                  David D. Kim Trust of 12/31/87
                  John T. Kim Trust of 12/31/87
                  Susan Y. Kim Trust of 12/31/87
                  Trust of Susan Y. Kim dated 4/16/98 held for the benefit
                  of Alexandra Panichello
                  Trust of Susan Y. Kim dated 4/16/98 held for the benefit
                  of Jacqueline Panichello
                  Trust of Susan Y. Kim dated 4/16/98 for the benefit
                  of Dylan Panichello
                  The James and Agnes Kim Foundation, Inc.
                  Irrevocable Deed of Trust of James J. Kim for Jacqueline
                  Mary Panichello - 10/3/94
                  Irrevocable Deed of Trust of James J. Kim for Alexandra
                  Kim Panichello - 12/24/92
                  Irrevocable Deed of Trust of James J. Kim for Dylan James
                  Panichello - 10/15/01
                  Irrevocable Deed of Trust of James J. Kim for Allyson
                  Lee Kim - 10/15/01
                  Irrevocable Deed of Trust of James J. Kim for Jason Lee
                  Kim - 11/17/03
                  John T. Kim Trust dated 10/27/04 for the benefit of
                  Allyson Lee Kim and Jason Lee Kim

Each  undersigned  further  agrees  the  information  as  it  pertains  to  each undersigned is accurate and complete and that each  undersigned has no knowledge or reason to believe that  information as it relates to the other persons making this filing is inaccurate.

/s/ James J. Kim*                                            February 14, 2005
James J. Kim

/s/ Agnes C. Kim*                                            February 14, 2005
Agnes C. Kim

/s/ David D. Kim*                                            February 14, 2005
David D. Kim, as Trustee

/s/ Susan Y. Kim*                                            February 14, 2005
Susan Y. Kim, as Trustee

/s/ John T. Kim*                                             February 14, 2005
John T. Kim, as Trustee

David D. Kim Trust of 12/31/87                               February 14, 2005
By:  /s/ David D. Kim*
David D. Kim, as Trustee

John T. Kim Trust of 12/31/87                                February 14, 2005
By:  /s/ John T. Kim*
John T. Kim, as Trustee

Susan Y. Kim Trust of 12/31/87                               February 14, 2005
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98                          February 14, 2005
for the benefit of Alexandra Panichello
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98                          February 14, 2005
for the benefit of Jacqueline Panichello
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Trust of Susan Y. Kim dated 4/16/98                          February 14, 2005
for the benefit of Dylan Panichello
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

The James and Agnes Kim Foundation, Inc.                     February 14, 2005
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Secretary

Irrevocable Deed of Trust of James J. Kim                    February 14, 2005
for Jacqueline Mary Panichello - 10/3/94
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Irrevocable Deed of Trust of James J. Kim                    February 14, 2005
for Alexandra Kim Panichello - 12/24/92
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Irrevocable Deed of Trust of James J. Kim                    February 14, 2005
for Dylan James Panichello - 10/15/01
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Irrevocable Deed of Trust of James J. Kim                    February 14, 2005
for Allyson Lee Kim - 10/15/01
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

Irrevocable Deed of Trust of James J. Kim                    February 14, 2005
for Jason Lee Kim - 11/17/03
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

John T. Kim Trust dated 10/27/04                             February 14, 2005
for the benefit of Allyson Lee Kim and Jason Lee Kim
By:  /s/ Susan Y. Kim*
Susan Y. Kim, as Trustee

*    /s/ Memma S. Kilgannon                                  February 14, 2005
     Memma S. Kilgannon, as attorney-in-fact for each
     reporting person indicated, pursuant to
     powers-of-attorney previously filed with the U.S.
     Securities and Exchange Commission or filed with the
     U.S. Securities and Exchange Commission with this
     filing.